EXHIBIT 99.3

Global Water Completes $32.2 Million Public Offering of Common Stock;
Underwriters Exercise Full Over-Allotment Option

PHOENIX, AZ – March 27, 2025 – Global Water Resources, Inc. (NASDAQ: GWRS), a pure- play water resource management company, today announced that it completed a public offering of 3,220,000 shares of its common stock at a previously disclosed price of $10.00 per share, which includes 420,000 shares issued and sold to the underwriters who exercised in full the option to purchase additional shares of common stock. Certain existing stockholders, including certain directors and/or their affiliates, purchased an aggregate of 1,439,200 shares of common stock in the offering.

The gross proceeds to the company from the offering are approximately $32.2 million before deducting underwriting discounts and commissions and estimated offering expenses payable by the company. The company anticipates using the net proceeds from the offering to fund acquisitions and for working capital and other general corporate purposes.

Roth Capital Partners and Janney Montgomery Scott acted as underwriters for the offering.

The offering was made pursuant to a registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (SEC) and declared effective on August 31, 2023. A final prospectus supplement and accompanying base prospectus relating to and describing the final terms of the offering is available on the SEC’s website at www.sec.gov.

Copies of the final prospectus supplement and accompanying base prospectus relating to the offering may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660; (800) 678-9147, or from Janney Montgomery Scott, 60 State Street, 13th Floor, Boston, MA 02109, prospectus@janney.com, (617) 557-2986.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Global Water Resources

Global Water Resources, Inc. is a leading water resource management company that owns and operates 32 systems which provide water, wastewater, and recycled water services. The

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company’s service areas are located primarily in growth corridors around metropolitan Phoenix and Tucson, Arizona. Global Water recycles over 1 billion gallons of water annually.

Forward-Looking Statements

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the company’s expectations regarding its anticipated use of net proceeds from the offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties faced by the company contained in the final prospectus supplement filed with the SEC and the documents incorporated by reference therein, which include the company’s Annual Report on Form 10-K for the year ended December 31, 2024. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact: Michael J. Liebman SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations: Ron Both, CMA Tel (949) 432-7566
GWRS@cma.team

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